Exhibit 99.1
Financial Update
April 2009
From the Desk of Chief Financial Officer-Steven T. Darak
Dear Members:
     I am writing to provide you with an update on the information and explanation presented to you in our January 2009 “State of the Fund” correspondence. In that letter, we reported that the Fund is audited annually and the financial statements are presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The audit of the IMH Secured Loan Fund, LLC (“Fund”) has recently been completed, and the Fund has filed its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2008.
     As expected, the standard application of GAAP accounting principles has required the Fund to record a significant valuation allowance (reserves) and write down the value of certain of its assets. The Fund’s asset valuation was based on GAAP standards set forth in the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”), which is the “mark-to-market” accounting standard currently required. Note that although these reserves are non-cash items, the portion of the Fund’s reserves and write-downs allocable to your investment is set forth in the “Member’s Equity for Financial Reporting Purposes” section at the bottom right of your March 2009 statement enclosed with this letter.
The Impact of “Mark-to-Market” on Audits
     The “mark-to-market” or “fair value” concept is based on the principle that institutions should adjust their financial assets and capital accounts to reflect the current market value of such financial assets. When applied to liquid securities such as publicly-traded securities and Treasury notes, the mark-to-market principle is a useful accounting tool. (Mutual funds are marked-to-market on a daily basis at the close of trading — to provide investors with a measure of the net asset value of the fund.)
     In fact, for many years, accounting standards have required measurement of financial instruments on an institution’s balance sheet at fair value. In some cases, for example, when securities are actively traded, changes in fair value are required to be recognized in the income statement. According to the SEC’s Chief Accountant, “this is the specific meaning of ‘mark-to-market’ accounting.” However, until fairly recently, less focus had been placed on requirements to reflect broader changes due to impairments in an institution’s balance sheet. Then, in September 2006, FASB’s issuance of SFAS No. 157 effectively cast a much broader net on the interpretation and application of “mark-to-market” accounting. Given the deluge of negative market events that have transpired since then, the focus has only grown greater.

Financial Update — April 2009
     As you may know, the “mark-to-market” accounting standard has recently become the subject of much controversy in the financial community, among government regulators, as well as in the national press. As the market decline worsened in 2008 and the market for subprime securities and other suspect assets (so-called “toxic” assets) dissolved, the debate about whether to continue applying the “mark-to-market” principle intensified.
     Applying SFAS No. 157 — and especially determining the fair value of assets in non-existent, frozen, or disrupted markets and distinguishing between “distressed prices” and “normal prices” — became an increasingly challenging responsibility and had a substantial impact on financial institutions of all sizes. As markets deflated or dissolved entirely, financial institutions recorded decreases in the reported value of their assets to reflect the lack of buyers, even if the institutions had no intention of selling particular assets. With less capital on their balance sheets, banks and other financial companies faced the danger of not satisfying their capital reserve requirements.
The Impact of Mark-to-Market on the IMH Secured Loan Fund, LLC
     Because the market for real estate is currently in a state of turmoil and disarray, it is extremely difficult to value accurately a real estate portfolio. The valuation adjustments recorded for the Fund at December 31, 2008 are solely a “point-in-time” view. Simply stated, this accounting methodology attempts to estimate the value of the Fund’s assets as if they were sold in a fair value transaction as identified by SFAS No. 157 as of that date.
     The “mark-to-market / fair value” methodology looks to recent trades that have occurred in the marketplace in order to determine a “value”. As such, it is not surprising that the result is, as of late, a dramatically low figure. Distressed lenders, troubled property owners, and a lack of financing characterize current real estate markets, and “forced-sale” properties (foreclosures and short sales) are thereby driving prices to historic lows in many areas. While these transaction prices are “observable” in SFAS No. 157 terms, many appear to be distressed transactions that are priced below fair value.
     Relative to a frozen capital market, the December 31, 2008 “mark-to-market” valuation of the Fund was a snapshot taken in the eye of a storm: no bank real estate lending, no buyers, distressed sellers and no financing. In addition, the Fund is not “credited” — for valuation purposes — for its ability to provide seller financing, which has been, and will continue to be, an effective market-competitive strategy for the Fund.
     In a more balanced market, sales are based on supply and demand, whereas the current market is largely dominated by distressed sales, or, worse yet, no sales at all. During this particular phase of the market, current conditions make legitimate valuation at anything but rock-bottom prices difficult, expensive, time-consuming, and generally problematic. We would like to underscore that this is precisely why IMH is NOT inclined to sell Fund assets in the near term.
Recent Affirmation and Clarification of SFAS No. 157
     Following considerable deliberation, Congressional pressure, and an SEC inquiry that concluded that “mark-to-market” assessments did not cause the current financial crisis, FASB on April 2, 2009 affirmed and clarified the objective of “fair value”: “when the market for an asset is not active

Financial Update — April 2009
(it) is the price that would be received to sell the asset in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions (that is, in the inactive market)”. What this means in plain English is that when markets are inactive, institutions can determine the price of an asset as if the market were not characterized by distressed transactions. In addition, FASB has provided and clarified rules and recommendations for establishing “fair value,” and has also highlighted transparency requirements for firms as they set prices.
The Impact of the April 2nd FASB Announcement
     We believe that FASB’s April 2nd clarification of its “fair value” and “mark-to-market” principles will likely be of most benefit to the largest financial institutions, providing them with a means of accounting for their illiquid and “toxic” assets — most prominently their residential and commercial mortgage-backed securities. In effect, the FASB clarification might well alleviate appreciably the need for the federal government to provide additional — and enormous — amounts of money to the nation’s largest financial institutions, thereby enabling them to reverse a significant portion of their impairment charges.
     We also believe that, because the majority of the approximately 5,700 regional and community banks hold direct real estate and consumer loans and not predominately “toxic” assets, these regional and community banks are less likely to benefit from the recent FASB clarification of “fair value” and how such value is to be determined in turbulent market times. So, ironically, because it carries none of the toxic assets currently plaguing the balance sheets of many financial institutions, the Fund is similarly unlikely to benefit by the April 2nd clarification of SFAS No. 157.
Some Encouraging Signs
     We are encouraged by the fact that the Federal Government has authorized and is currently deploying more than eight trillion dollars, aimed primarily at stabilizing financing and real estate values. That money is working its way into the financial system. We believe, and more importantly, the Federal Government believes, that this infusion of funds will eventually alleviate the negative environment that currently drives valuations.
     Several factors bolster IMH’s confidence in its belief that the December 31, 2008 valuation does not reflect the values that would be realized by withholding Fund assets from the market now in order to benefit from later disposition. These factors include: the Federal economic stimulus plan, the lack of new building, as well as the fact that the Fund is not leveraged and therefore is not a participant in forced-sale activities. We have also observed that, despite the Federal economic stimulus plan, there are few new building projects underway. As a result, existing inventories on the residential side are beginning to clear out, albeit slowly. We expect that any sale of Fund assets will be in accordance with the timing of the anticipated positive effects of the stimulus package. We expect that period to be two to five years.
     We continue to believe that the Fund’s assets are of high quality. Unfortunately, the current economic situation has been largely indiscriminate about quality; a lack of both credit availability and consumer confidence has also seemingly punished even high-quality assets. However, as the markets

Financial Update — April 2009
and credit availability return, we expect the Fund’s assets will be some of the most attractive and thereby the likeliest candidates for sale or refinance. We anticipate a corresponding increased likelihood that the Fund’s assets will be sold or retired at their original cost basis or more.
The Fund’s Active and Deliberate Management
     Concerns about sources of liquidity are issues we are actively and carefully managing. These concerns are noted in the Auditor’s report as of December 31, 2008. A detailed description of Management’s plan regarding liquidity is contained in the December 31, 2008 Form 10-K.
     In summary, the Fund intends to use its assets to secure the amount of liquidity needed to honor its obligations and conduct its business. Securing proper levels of liquidity includes reviewing the appropriate amount of future distributions, potentially securing credit against Fund assets, or even liquidating a small number of Fund assets at a discount.
     Until liquidity improves in the credit markets, we have made the difficult yet prudent decision to reduce the monthly distribution in order to utilize the cash available for Fund lending and operating obligations. However, we want to reaffirm our commitment to maintaining distributions to our members as liquidity allows. We also believe that, once the market recovery is underway, we will be able to generate liquidity in the Fund, thereby enabling us to increase distributions as well as to distribute a return of principal.
     The Fund will file Form 10-Q with the SEC on or before May 15, 2009, reflecting results for the quarter ending March 31, 2009. The portfolio of real estate related assets owned by the Fund or that which serves as collateral on loans generally have not changed. As a result, we expect no significant changes related to our reserves in the 1st Quarter 2009 from that reported on Form 10-K.
     We will continue to communicate with you in a timely manner and to provide you with current and accurate information on the IMH Secured Loan Fund.
Sincerely,

Steven T. Darak, Chief Financial Officer

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future obligations, future loan performance, business trends and other information that is not historical information.  When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “assumes,” “may,” “should,” “will,” “principals,” and “philosophies” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, without limitation, the matters discussed above and in the reports we file with the Securities and Exchange Commission, including those under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are based upon our current expectations, beliefs, projections and assumptions.  Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that our results of operations will meet the expectations set forth in our forward-looking statements.  For a detailed description of cautionary factors that may affect our future results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Further, the forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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